Exhibit 4.7

AMENDMENT
TO THE
RIGHTS AGREEMENT
BY AND BETWEEN
COSI, INC.
AND
AMERICAN STOCK TRANSFER AND TRUST COMPANY, LLC
DATED AS OF [●], 2012

                    This AMENDMENT (this “Amendment”), dated as of [●], 2012, to the Rights Agreement, dated as of November 21, 2002, as amended on April 3, 2003 and January 6, 2010 (the “Rights Agreement”), by and between Cosi, Inc., a Delaware corporation (the “Company”), and American Stock Transfer and Trust Company, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment that are not otherwise defined herein have the meaning ascribed to such terms in the Rights Agreement

                    WHEREAS, pursuant to the Rights Agreement, the Board of Directors of the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 25 thereof; and

                    WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

                    NOW THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

                    Section 1.     Definition of “Acquiring Person”. Effective immediately prior to 5:00 p.m., New York City time, on [●], 2012, the definition of “Acquiring Person” contained in Section 1(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“Acquiring Person” means any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, is the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Voting Stock (as such term is hereinafter defined) of the Corporation then outstanding; provided, that an Acquiring Person shall not include (i) an Exempt Person (as such term is hereinafter defined), (ii) any Person, together with all Affiliates and Associates of such Person, who or which is the Beneficial Owner of 15% or more of the Voting Stock but no more than 19.9% of the Voting Stock by reason of the 2010 Permitted Transaction and/or the 2012 Permitted Transaction, and who or which would not be an Acquiring Person if not for such acquisition of Voting Stock of the Corporation pursuant to the 2010 Permitted Transaction and/or the

2012 Permitted Transaction or (iii) any Person, together with all Affiliates and Associates of such Person, who or which would be an Acquiring Person solely by reason of (A) being the Beneficial Owner of shares of Voting Stock of the Corporation, the Beneficial Ownership of which was acquired by such Person pursuant to any action or transaction or series of related actions or transactions approved by the Board of Directors (other than the Permitted Transaction) before such Person otherwise became an Acquiring Person or (B) a reduction in the number of issued and outstanding shares of Voting Stock of the Corporation pursuant to a transaction or a series of related transactions approved by the Board of Directors of the Corporation; provided further, that if any Person described in clause (ii) does not become an Acquiring Person by reason of clause (ii), such Person shall nonetheless become an Acquiring Person in the event such Person thereafter acquires Beneficial Ownership of 1 or more shares of Voting Stock of the Corporation, unless the acquisition of such additional Voting Stock would not result in such Person becoming an Acquiring Person by reason of (A) or (B) of clause (iii); and provided further, that in the event such Person described in clause (iii) does not become an Acquiring Person by reason of subclause (A) or (B) of clause (iii), such Person nonetheless shall become an Acquiring Person in the event such Person thereafter acquires Beneficial Ownership of an additional 2% or more of the Voting Stock of the Corporation then outstanding, unless the acquisition of such additional Voting Stock would not result in such Person becoming an Acquiring Person by reason of subclause (A) or (B) of clause (iii). Notwithstanding the foregoing, if the Board of Directors of the Corporation determines in good faith that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this paragraph (a) has become such inadvertently, and such Person divests as promptly as practicable (as determined in good faith by the Board of Directors) a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person” as defined pursuant to the foregoing provisions of this definition, then such Person shall not be deemed an “Acquiring Person” for any purposes of this Rights Agreement. In determining what is “as promptly as practicable” the Board may take into account such factors as the impact of the divestment on the market price of the Corporation’s Common Stock, the average volume of trading in its shares, and other factors that may affect its stockholders or the price of its common stock.

                    Section 2.     Definition of “2010 Permitted Transaction”. Effective immediately prior to 5:00 p.m., New York City time, on [______], 2012, the definition of “Permitted Transaction” contained in Section 1(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“2010 Permitted Transaction” means the purchase of shares of Common Stock of the Corporation pursuant to the exercise of non-transferable subscription rights in accordance with and pursuant to the terms of the Corporation’s rights offering prospectus as set forth in that certain Registration Statement on Form S-3 (Registration No. 333-162233) filed by the Corporation with the Securities and Exchange Commission and any amendments or supplements thereto, subject to the prohibition contained therein against owning more than 19.9% of the

Corporation’s outstanding Common Stock as a result of the exercise of such subscription rights.

                    Section 3.     Definition of “2012 Permitted Transaction”. Effective immediately prior to 5:00 p.m., New York City time, on [●], 2012, Section 1(a) of the Rights Agreement is hereby amended by inserting the following definition of “2012 Permitted Transaction”:

“2012 Permitted Transaction” means the purchase of shares of Common Stock of the Corporation pursuant to the exercise of non-transferable subscription rights in accordance with and pursuant to the terms of the Corporation’s rights offering prospectus as set forth in that certain Registration Statement on Form S-1 (Registration No. 333-[●]) filed by the Corporation with the Securities and Exchange Commission and any amendments or supplements thereto, subject to the prohibition contained therein against owning more than 19.9% of the Corporation’s outstanding Common Stock as a result of the exercise of such subscription rights.

                    Section 4.     Delaware Contract. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such State.

                    Section 5.     Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                    Section 6.     Modification. Except as expressly set forth herein, this Amendment shall not by implication or otherwise, alter, modify or amend any of the other terms, conditions, obligations, covenants or agreements contained in the Rights Agreement.

                    Section 7.     Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions.

                    Section 8.     Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the term, provisions, covenants and restrictions of this Amendment and of the Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signature Page Follows]

                    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

COSI, INC.

By:

Name: William E. Koziel
Title: Chief Financial Officer

AMERICAN STOCK TRANSFER AND TRUST COMPANY, LLC

By:

Name:
Title: